Exhibit 5.7

February 27, 2015

LifePoint Hospitals, Inc.
330 Seven Springs Way

Brentwood, TN 37027

Re:                             LifePoint Hospitals, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have been retained as Colorado local counsel for LifePoint Hospitals, Inc. (“LifePoint”) and have been requested to provide an opinion of counsel under Colorado law with reference to PHC-Fort Morgan, Inc. (“PHCFM”), a Colorado corporation, in connection with PHCFM’s guarantees of debt securities (the “Notes”) to be issued by LifePoint, pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”) between LifePoint and the trustee party thereto or (ii) a form of subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between LifePoint and the trustee party thereto, which were filed with the Securities and Exchange Commission (the “SEC”) as exhibits to LifePoint’s registration statement on Form S-3 (the “Form S-3”) on February 27, 2015.

Specifically, LifePoint has asked us to provide an opinion concerning (i) whether PHCFM is a validly existing and active corporation under the laws of the State of Colorado, (ii) whether PHCFM has the requisite corporate power, authority and capacity to execute and deliver and to perform its obligations to guarantee the Notes pursuant to the terms of the Indentures, and (iii) whether PHCFM’s guarantee obligation covering the Notes pursuant to the terms of the Indentures, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate law purposes under Colorado law.  That opinion follows.

I.  GENERAL MATTERS

1.1  Opinion Documents.  In this connection, we have reviewed the following documents listed below relating to PHCFM and the Notes (collectively, the “Opinion Documents”), each dated of even date herewith.

1.1.1  Action by Unanimous Consent in Lieu of Meeting of the Board of Various Listed Corporations, Dated February 25, 2015 (“2/25/15 Unanimous Consent”);

1.1.2  State of Colorado Department of State Corporate Filings for PHC-Fort Morgan, Inc. (“SOS Corporate Filings”);

1.1.3  Bylaws of PHC-Fort Morgan, Inc. (“Bylaws”);

1.1.4  Secretary’s Certificate from Christy S. Green, Secretary of PHC-Fort Morgan, Inc. dated February 27, 2015 (“Secretary’s Certificate”);

1.1.5  Certificate of Good Standing from the Office of the Secretary of State of the State of Colorado for PHC-Fort Morgan, Inc., dated February 18, 2015 (“SOS Certificate of Good Standing”); and

1.1.6  The Form S-3.

1.2  Opining Jurisdiction and Law.  The law covered by this opinion letter is limited to the present federal law of the United States and the present law of the State of Colorado.  When we refer to the applicable law, we mean the statutes, the judicial and administrative decisions, and the rules and regulations of the government agencies of the opining jurisdiction.

1.3  Scope of Review.  In connection with the opinions expressed in this opinion letter, we have limited the scope of our review to electronic copies of the Opinion Documents and an independent search of the applicable Business Organization database for the Colorado Secretary of State.

We have examined and, to the extent we have deemed proper, relied without investigation or analysis upon certain certificates, originals or copies certified to our satisfaction, of public officials.

1.4  Reliance Without Investigation.  Apart from and excepting the foregoing inquiry into the applicable Business Organization database for the Colorado Secretary of State , we have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Opinion Documents or otherwise, and we assume, in giving these opinions, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.  We have relied on the truth of the representations and warranties of the parties made in the Opinion Documents.

1.5  Knowledge.  Whenever a statement herein is qualified by “known to us,” “to our knowledge,” or “to our current knowledge” or similar phrase, it indicates that in the course of our limited representation of you in connection with the transactions contemplated by the Opinion Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm that have rendered legal services to you in connection with this opinion letter.  We have not made any independent investigation or review to determine the accuracy of such statement, except as expressly described herein, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review.  No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be presumed from the mere fact of our representation of you in connection with this opinion.

II.  OPINIONS

Based upon the foregoing and the limitations and qualifications in this opinion, it is our opinion that:

2.1          Based on our review of the Opinion Documents and an inquiry into the applicable Business Organizations database maintained by the Colorado Secretary of State, PHCFM is a validly existing and active corporation under the laws of the State of Colorado.

2.2          Based on our review of the Opinion Documents and an inquiry into the applicable Business Organizations database maintained by the Colorado Secretary of State, PHCFM has the corporate power and capacity to guarantee the Notes pursuant to the terms of the Indentures and perform its obligations under those guarantees.

2.3          Based on our review of the Opinion Documents and an inquiry into the applicable Business Organizations database maintained by the Colorado Secretary of State, PHCFM’s guarantee obligation covering the Notes pursuant to the terms of the Indentures, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate law purposes under Colorado law.

III.  QUALIFICATIONS

Despite any provision in this opinion letter to the contrary, the foregoing opinions are subject to the following additional qualifications:

3.1  Assumptions.  In rendering our opinions, we have relied, without investigation, on the assumptions described in this paragraph, in addition to any assumptions that are customary in opinions of this kind:

3.1.1  Natural persons who are involved on behalf of LifePoint and/or PHCFM have sufficient legal capacity to enter into and perform the guarantee obligations pursuant to the terms of the Indentures or to carry out their role with respect to them.

3.1.2  Each party to the Indentures and/or the Notes and any obligations thereunder has satisfied the legal requirements that apply to it to the extent necessary to make the Opinion Documents enforceable against it including, without limitation, valid existence, due authorization, and execution and delivery of the Opinion Documents.

3.1.3  Each party to the Indentures and/or the Notes and any obligations thereunder has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Opinion Documents against the other parties thereto.  We have assumed that the Opinion Documents are enforceable against all of the parties thereto.

3.1.4  Each document submitted to us for review is accurate and complete; each such document that is an original is authentic; each such document that is a copy conforms to an authentic original; and all signatures on each such document are genuine.

3.1.5  All filings and recordings have been properly indexed and filed or recorded.  Each public authority document is accurate, complete, and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

3.1.6  There has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence.

3.1.7  The attestations set forth in the Secretary’s Certificate are true and correct.

3.1.8  The conduct of the parties to the Opinion Documents has complied with any requirement of good faith, fair dealing, and conscionability.

3.1.9  LifePoint and PHCFM have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Indentures and/or the Notes and any obligations thereunder.

3.1.10  There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either event, define, supplement, modify, or qualify the terms of the Opinion Documents.

3.1.11  We assume that the LifePoint and PHCFM have obtained all orders, consents, permits or approvals that may be required in connection with the conduct of their businesses.

3.2  Exclusions.  None of the opinions include any implied opinion unless such implied opinion is both (a) essential to the legal conclusion reached by those express opinions and (b) based on prevailing norms and expectations among experienced lawyers in Colorado, reasonable in the circumstances.  Moreover, unless explicitly addressed in this opinion letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion on them:

3.2.1  The statutes and ordinances, administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through federal, state or regional level) and judicial decisions to the extent they deal with any of the foregoing;

3.2.2  We express no opinion with respect to any matter involving financial information or relating to compliance with financial covenants or requirements; and

3.2.3  Except as expressly set forth in this opinion, specialized laws that are not customarily covered in opinion letters of this kind, such as tax, antitrust, choice of law, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety, usury and security laws.

3.3  Bankruptcy and Insolvency Exception.  The opinions in Section II of this opinion letter are subject to the following qualifications:  The effect of bankruptcy, insolvency,

reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally.  This exception includes the following without limitation:

3.3.1  The federal Bankruptcy Code provides for, among other things, matters of turnover, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a nonrecourse obligation into a recourse claim, limitations on ipso facto and antiassignment clauses, and the coverage of prepetition security agreements applicable to property acquired after a petition is filed;

3.3.2  All other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors);

3.3.3  All other federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, and assignment for the benefit of creditors laws that refer to or generally affect only creditors of specific types of debtors and state laws of like character generally affecting only creditors of financial institutions and insurance companies; and

3.3.4  State fraudulent transfer and conveyance laws.

3.4  Equitable Remedies.  The opinions in Section II of this opinion letter are subject to the effect of the exercise of judicial discretion in accordance with general principles of equity whether applied by a court of law or equity.

3.5  Use of This Opinion.  We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Form S-3.  Additionally, we hereby consent to the filing of this opinion of counsel as an exhibit to the Form S-3. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Form S-3.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

The opinions set forth herein are rendered as of the date set forth above, and no opinion is expressed as to circumstances or events that may occur subsequent to such date.  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ GORDON & REES LLP

GORDON & REES LLP